Exhibit 99.1

Aly Khan Musani
3436 - 6th Street S.W.
Calgary, Alberta
T2S 2M4

Dear Mark,

Please accept this letter as my formal resignation from the positions of Chief Financial Officer and Corporate Secretary effective August 1, 2007 for Triangle Petroleum Corporation and all of its operating subsidiaries.

I will be available to assist you and the Company throughout the next month or so with any transition issues you may encounter.

I have really enjoyed working with you and the team from Triangle over the past year and a half, and as I have indicated to you previously this was a very difficult decision for me.

I wish you and the Company much success with your East Coast opportunity and I hope you are able to fully realize its tremendous potential.

Best Regards,

/s/ ALY KHAN MUSANI
Aly Khan Musani